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                                                                  Exhibit 21.1


                    SUBSIDIARIES OF EXE TECHNOLOGIES, INC.

-  EXE Technologies, (UK) PLC
-  EXE Technologies (SEA)
-  EXE Technologies, Inc. Sdn Bhd
-  EXE Technologies (China), Ltd
-  EXE Technologies - Middle East (FZE)
-  EXE Technologies KK - Japan